                                                                   EXHIBIT 99.4

                            XPEDITE SYSTEMS, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS

                             XPEDITE SYSTEMS, INC.




           FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997



                             XPEDITE SYSTEMS, INC.

                                   - INDEX -


                                                                                PAGE NO.

- Financial Statements

       Report of Independent Auditors                                                  3

       Consolidated Balance Sheets - December 31, 1997 and December 31, 1996           4

       Consolidated Statements of Operations
         - Years ended December 31, 1997, 1996 and 1995                                5

       Consolidated Statements of Stockholders' Equity (Deficit)
         - Years ended December 31, 1997, 1996 and 1995                                6

       Consolidated Statements of Cash Flows
         - Years ended December 31, 1997, 1996 and 1995                                7

       Notes to Consolidated Financial Statements                                      8


                         REPORT OF INDEPENDENT AUDITORS




To the Stockholders of Xpedite Systems, Inc.


We have audited the accompanying consolidated balance sheets of Xpedite Systems, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xpedite Systems, Inc. at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



ERNST & YOUNG LLP
MetroPark, New Jersey
April 6, 1998

                             XPEDITE SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                                        DECEMBER 31,
                                                                                             --------------------------------
                                                                                                   1997             1996
                                                                                             -----------------  -------------
ASSETS:
-------
Current assets:
  Cash and cash equivalents................................................................   $    21,961,011   $  6,679,970
  Accounts receivable, net of reserve for allowances and doubtful
     accounts of $3,945,000 and $1,851,000 for 1997 and 1996, respectively.................        34,321,401     25,749,334
  Deferred income  taxes...................................................................         2,241,515      1,903,694
  Other current assets.....................................................................         3,648,318      4,290,034
                                                                                              ---------------   ------------
         Total current assets..............................................................        62,172,245     38,623,032
Property, plant and equipment , net........................................................        25,399,742     20,500,426
Customer lists, net of accumulated amortization of $3,116,000 and $2,004,000  for 1997 and
 1996, respectively........................................................................        10,110,913      8,232,144

Purchased software, net of accumulated amortization of $3,042,000 and
 $2,027,000 for 1997 and 1996, respectively................................................         2,279,702      3,156,044

Costs in excess of fair value of net assets acquired, net of accumulated
 amortization of $2,310,000 and $1,180,000 for 1997 and 1996, respectively.................        86,140,347     10,609,687

Investments in affiliates, at cost.........................................................         2,432,686      2,168,248
Loans to affiliate.........................................................................         3,329,825      3,452,580
Deferred income taxes......................................................................                 -      1,879,917
Other assets...............................................................................         2,475,794      2,569,510
                                                                                              ---------------   ------------
         Total.............................................................................     $ 194,341,254   $ 91,191,588
                                                                                              ===============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
------------------------------------
Current liabilities:
  Accounts payable.........................................................................   $    11,009,907   $ 10,067,510
  Accrued expenses.........................................................................        14,975,263      8,721,801
  Due to former owners of XSL..............................................................         5,227,901              -
  Income taxes payable.....................................................................         2,893,598      7,131,347
  Current portion of long-term debt........................................................       129,692,290      7,763,459
  Current portion of capital lease obligations.............................................           243,848        241,995
  Other current liabilities................................................................         1,436,118        223,818
                                                                                              ---------------   ------------
         Total current liabilities.........................................................       165,478,925     34,149,930

Long-term debt.............................................................................                 -     27,146,147
Long-term portion of capital lease obligations.............................................           270,575        326,686
Deferred income taxes......................................................................         3,419,042      3,692,134
Other liabilities..........................................................................           758,027        739,492
Commitments and contingencies..............................................................                 -              -

Stockholders' equity:
  Preferred Stock, $.01 par value, authorized 1,000,000 shares;
     none issued and outstanding in 1997 and 1996..........................................                 -              -
  Common Stock, $.01 par value, authorized 15,000,000;
     Issued and outstanding 9,145,477 and 8,903,240 shares,
     for 1997 and 1996, respectively.......................................................            91,455         89,032
  Additional paid-in capital...............................................................        66,401,949     64,782,539
  Retained earnings (Accumulated deficit)..................................................       (38,265,122)   (39,431,890)
  Cumulative translation adjustment........................................................        (3,597,597)       (86,482)
  Less: Treasury stock; 72,000 shares at 1997
     and 1996; at cost.....................................................................          (216,000)      (216,000)
                                                                                              ---------------   ------------
         Total stockholders' equity........................................................        24,414,685     25,137,199
                                                                                              ---------------   ------------
         Total Liabilities and Stockholders' Equity........................................   $   194,341,254   $ 91,191,588
                                                                                              ===============   ============

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                     Consolidated Statements of Operations


                                                                         YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------
                                                            1997                  1996                  1995
                                                     -------------------  --------------------  ---------------------
Net revenues:
    Service revenues...............................        $160,717,639          $122,425,726           $ 51,840,379
    System sales and other.........................           5,434,885             7,421,925              3,843,583
                                                           ------------          ------------           ------------
         Total net revenues........................         166,152,524           129,847,651             55,683,962

Cost of sales:
    Operations, line charges and
        support engineering........................          77,556,203            57,155,734             20,144,082
    Cost of sales of systems.......................           1,768,173             2,821,095              1,458,238
                                                           ------------          ------------           ------------
         Total cost of sales.......................          79,324,376            59,976,829             21,602,320
                                                           ------------          ------------           ------------

Operating expenses:
    Selling and marketing..........................          38,056,465            28,578,884             15,059,118
    General and administrative.....................          10,872,960             8,332,255              3,964,401
    Research and development.......................           5,204,074             4,887,563              3,414,577
    Depreciation and amortization..................          10,389,305             7,619,330              2,722,930
    Merger termination costs.......................           9,502,250                     -                      -
    Restructuring & other non-recurring charges....           7,150,038                     -                      -
    Write off of in-process research and
        development costs..........................                   -                     -             53,000,000
                                                           ------------          ------------           ------------
         Total operating expenses..................          81,175,092            49,418,032             78,161,026

                                                           ------------          ------------           ------------
Operating income (loss)............................           5,653,056            20,452,790            (44,079,384)

Interest income....................................             441,093               507,362                769,341
Interest expense ..................................          (2,987,471)           (3,662,118)              (535,889)
Other income.......................................             411,060               254,599                 22,878
                                                           ------------          ------------           ------------
Income (loss) before income taxes and
 extraordinary item................................           3,517,738            17,552,633            (43,823,054)

Income tax expense.................................           1,407,095             7,119,171              2,740,890
                                                           ------------          ------------           ------------
Net income (loss) before extraordinary item........           2,110,643            10,433,462            (46,563,944)

Early extinguishment of long term debt, net of
 income tax benefit of $384,535                                 576,802                     -                     -
                                                           ------------          ------------           ------------
Net (loss) income..................................        $  1,533,841          $ 10,433,462           $(46,563,944)
                                                           ============          ============           ============

Basic earnings (loss) per common share:
   Income (loss) before extraordinary item.........        $       0.23          $       1.28           $      (6.67)
   Early extinguishment of long term debt..........        $      (0.06)         $          -           $          -
                                                           ------------          ------------           ------------
Basic earnings (loss) per common share.............        $       0.17          $       1.28           $      (6.67)
                                                           ============          ============           ============
Earning (loss) per common share  assuming
 dilution:
   Income (loss) before extraordinary item.........        $       0.22          $       1.20           $      (6.67)
   Early extinguishment of long term debt..........        $      (0.06)         $          -           $          -
                                                           ------------          ------------           ------------
Earnings (loss) per common share  assuming
 dilution..........................................        $       0.16          $       1.20           $      (6.67)
                                                           ============          ============           ============

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

           Consolidated Statements of Stockholders' Equity (Deficit)

                                   COMMON STOCK       ADDITIONAL                  CUMULATIVE        TREASURY STOCK
                               --------------------     PAID-IN     ACCUMULATED   TRANSLATION   ----------------------
                                 SHARES     AMOUNT      CAPITAL      DEFICIT      ADJUSTMENT     SHARES      AMOUNT         TOTAL
                               ----------  --------  ------------- ------------ --------------  --------  ------------  -----------
BALANCE, JANUARY 1, 1995       6,480,562   $64,805    $30,541,797  $ (3,296,591)  $        -    (75,000)  $  (225,000)  $ 27,085,011
Exercise of stock options and
   warrants..................     44,072       441         94,549             -            -         -             -         94,990
Issuance of common stock.....  1,249,000    12,490     18,254,135             -            -         -             -     18,266,625
Cumulative translation                                                        -
   adjustment................          -         -              -                    (33,445)        -             -        (33,445)
Treasury stock reissued......          -         -         30,750             -            -     3,000         9,000         39,750
Treasury stock acquired......          -         -              -             -            -      (235)       (4,935)        (4,935)

Retirement of treasury stock.       (235)       (2)          (116)       (4,817)           -       235         4,935              -
Net loss.....................          -         -              -   (46,563,944)           -         -             -    (46,563,944)
                               ---------   -------    -----------  ------------  -----------   -------   -----------   ------------
BALANCE, DECEMBER 31, 1995     7,773,399    77,734     48,921,115   (49,865,352)     (33,445)  (72,000)     (216,000)    (1,115,948)


Exercise of stock options....    146,341     1,463        271,895             -            -         -             -        273,358
Issuance of common stock.....    632,500     6,325     10,305,823             -            -         -             -     10,312,148
Issuance of performance
 stock options...............          -         -      2,036,474             -            -         -             -      2,036,474
Deferred compensation cost...          -         -     (1,942,405)            -            -         -             -     (1,942,405)
Conversion of Notes into
 Common Stock................    351,000     3,510      5,189,637             -            -         -             -      5,193,147
Cumulative translation
 adjustment..................          -         -              -             -      (53,037)        -             -        (53,037)
Net income...................          -         -              -    10,433,462            -         -             -     10,433,462
                               ---------   -------    -----------  ------------  -----------   -------   -----------   ------------
BALANCE, DECEMBER 31, 1996     8,903,240    89,032     64,782,539   (39,431,890)     (86,482)  (72,000)     (216,000)    25,137,199
Exercise of stock options,
 net of tax benefit of
 $157,800....................    265,423     2,654      1,898,041       (56,612)           -         -             -      1,844,083
Issuance of performance
 stock options...............     23,962       240              -             -            -         -             -            240
Deferred compensation cost...          -         -        410,437             -            -         -             -        410,437
Treasury stock acquired......          -         -              -             -            -   (47,148)   (1,000,000)    (1,000,000)
Retirement of treasury stock.    (47,148)     (471)      (689,068)     (310,461)           -    47,148     1,000,000              -
Cumulative translation
 adjustment..................          -         -              -             -   (3,511,115)        -             -     (3,511,115)
Net income...................          -         -              -     1,533,841            -                       -      1,533,841
                               ---------   -------    -----------  ------------  -----------   -------   -----------   ------------
BALANCE, DECEMBER 31, 1997     9,145,477   $91,455    $66,401,949  $(38,265,122) $(3,597,597)  (72,000)  $  (216,000)  $ 24,414,685
                               =========   =======    ===========  ============  ===========   =======   ===========   ============

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year ended December 31,
                                                                          ------------------------------------------------------
                                                                                1997              1996               1995
                                                                          ----------------  -----------------  -----------------
OPERATING ACTIVITIES
Net (loss) income.......................................................     $  1,533,841       $ 10,433,462       $(46,563,944)
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
   Depreciation and amortization........................................       11,302,638          8,437,697          3,060,801
   Write-off of in-process research and development.....................                -                  -         53,000,000
        Accretion on subordinated debt..................................                -            175,925                  -
   Write-off non-cash non-recurring charges.............................        1,814,464                  -                  -
   Write-off of debt issue costs........................................          961,337                  -                  -
   Deferred income taxes................................................          335,668           (656,400)        (2,012,700)
   Change in operating assets and liabilities:
     Accounts receivable................................................       (3,920,272)        (9,182,216)          (839,721)
     Other current assets...............................................        1,915,431            934,139            355,833
     Other assets.......................................................          489,070           (131,453)                 -
     Accounts payable...................................................         (478,252)          (645,052)        (3,128,006)
     Accrued expenses...................................................        4,248,338         (1,206,077)           631,373
     Income taxes payable...............................................       (9,335,897)         3,855,874          1,665,745
     Other liabilities..................................................           22,717            127,386            176,021
                                                                             ------------       ------------       ------------
Net cash provided by operating activities...............................        8,889,083         12,143,285          6,345,402

INVESTING ACTIVITIES
Acquisition of property, plant and equipment............................       (9,387,133)        (8,964,368)        (3,650,251)
Purchase of computer software...........................................         (479,117)          (272,417)          (252,327)
Acquisition of businesses...............................................      (78,322,736)                          (46,199,458)
Acquisition of intangibles..............................................                -         (6,193,052)
Purchase of held-to-maturity securities.................................                -                  -        (11,692,002)
Sale of held-to-maturity securities.....................................                -                  -         17,510,014
Investments in affiliates...............................................         (269,851)        (1,693,893)            (4,599)
Loans to affiliate......................................................          122,755           (842,594)        (1,622,513)
                                                                             ------------       ------------       ------------
Net cash used in investing activities...................................      (88,336,082)       (17,966,324)       (45,911,136)

FINANCING ACTIVITIES
Proceeds from notes payable.............................................      183,904,410          2,915,516         40,000,000
Payment of debt issuance costs..........................................       (1,185,836)                 -         (1,402,500)
Repayments of other loans and notes payable.............................      (88,939,413)        (9,766,158)          (292,892)
Repayments of capital lease obligations.................................         (264,074)          (289,924)           (79,917)
Net proceeds from issuance of Common Stock..............................        1,742,895         10,585,506            129,805
                                                                             ------------       ------------       ------------
Net cash provided by financing activities...............................       95,257,982          3,444,940         38,354,496

Effect of exchange rate changes on cash.................................         (529,942)           (18,181)           (33,445)
                                                                             ------------       ------------       ------------

(Decrease) increase in cash and cash equivalents........................       15,281,041         (2,396,280)        (1,244,683)
Cash and cash equivalents at beginning of year..........................        6,679,970          9,076,250         10,320,933
                                                                             ------------       ------------       ------------
Cash and cash equivalents at end of year................................     $ 21,961,011       $  6,679,970       $  9,076,250
                                                                             ============       ============       ============

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

  SUPPLEMENTAL STATEMENT OF CASH FLOWS DISCLOSURE

     During 1997, the Company settled its claim related to the escrow funds from the acquisitions of Swift, Vitel, and Comwave. The settlement called for the return to the Company of $1 million of the escrow funds, in the form of 47,148 shares of the Company's Common Stock, valued at the market price of the Company's stock on the date of the settlement. These shares were received into treasury stock, and subsequently retired.

     The Company entered into capital lease agreements for equipment in the amount of $168,388 in 1997 and $161,200 in 1995.

     The Company made interest payments of $2,764,000, $4,008,087 and $31,011 during 1997, 1996 and 1995, respectively. The Company made income tax payments of $7,547,000, $5,149,000 and $3,103,000 during 1997, 1996 and 1995, respectively.

     During 1995, the Company issued 3,000 treasury shares of Common Stock, as part of a legal settlement with a former investor.

     The purchase price for the businesses acquired in 1997 and 1995 is allocated to the assets acquired and liabilities assumed based on their estimated fair market values as follows:

                                                                       1997                   1995
                                                               ---------------------  ---------------------
Fair Value of Assets Acquired:
   Current assets excluding cash.............................           $ 6,159,430           $ 11,466,998
   Property, plant and equipment.............................             4,701,206              7,956,162
   In-process research and development.......................                     -             53,000,000
   Customer lists............................................             3,000,000              5,600,000
   Purchased software........................................                     -              2,700,000
   Cost in excess of fair value of                                       79,085,084
        net assets acquired..................................                                    8,304,201
   Other assets..............................................                     -              1,561,401
Less Liabilities Assumed:
   Current liabilities.......................................            (8,465,083)           (16,173,973)
   Deferred taxes and Other liabilities......................              (930,000)            (5,040,388)
Due to former owners.........................................            (5,227,901)                     -
Common stock issued to sellers...............................                     -            (18,266,625)
Subordinated debt issued to sellers..........................                     -             (4,908,318)
                                                                        -----------           ------------
Net Cash Paid................................................           $78,322,736           $ 46,199,458
                                                                        ===========           ============


                              See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS

     Xpedite Systems, Inc. (the "Company") was incorporated in Delaware in July 1988. The Company develops and markets fax communication services worldwide. The Company generates revenues from the following: (i) usage fees charged for the Company's fax broadcast service ("Fax Broadcast"), gateway messaging service ("Gateway Messaging") and international point-to-point fax service ("Point-to-Point") to customers in diverse industries; (ii) sales of fax message handling systems, including equipment; and (iii) royalties with respect to the use of the Company's software. Revenues from the sales of systems are recognized when risk of ownership and title passes to the customer. The Company performs ongoing credit evaluations of customers and does not generally require collateral. Reserves are maintained for potential credit losses and allowances, and such losses and allowances have been within management's expectations.

     PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements have been prepared on a consolidated basis to include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated in consolidation.

     FOREIGN OPERATIONS AND CURRENCY TRANSLATION

     The Company and each of its subsidiaries use their local currency as their functional currency. Net gains from foreign currency transactions totaled $91,000, $11,000 and $23,000 in 1997, 1996 and 1995, respectively and are included in other income in the consolidated statement of operations.
Cumulative translation adjustments, which result from the process of translating the consolidated financial statements from the functional currencies of each subsidiary into the reporting currency, are included as a component of stockholders' equity. The cumulative translation adjustments from permanently invested intercompany balances totalled approximately $2.5 million in 1997.

     USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents. The fair value of these investments approximates cost.

                             XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets:

                                                            Years
                                                            -----
                   Buildings                                  25
                   Equipment                                  5
                   Furniture and fixtures                     7

     Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the related improvement.

     PURCHASED SOFTWARE AND CUSTOMER LISTS

     Purchased software is being amortized on a straight line basis over the estimated useful life of three to five years. Such amortization is greater than the amount computed using the ratio that current gross revenues related to the purchased software bear to the total of current and anticipated future gross revenues related to the purchased software. Amortization of purchased software amounted to $1,170,564, $1,141,097 and $337,871 during 1997, 1996 and 1995, respectively.

     Customer lists are being amortized on a straight-line basis over the estimated useful life of eight years. In the opinion of management, the customer list assets will be recovered over a period of eight years based upon the anticipated future revenue stream generated from the customer base existing on the acquisition dates.

     COSTS IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED

     Costs in excess of the fair value of the tangible net assets and identifiable intangible assets of businesses acquired are amortized on a straight-line basis primarily over an estimated useful life of forty years. The Company assesses the recoverability of costs in excess of the fair value of the net assets acquired by determining whether the carrying value of these assets can be recovered through undiscounted forecasted future cash flows over their remaining lives.

                             XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONTINUED)

     LONG-LIVED ASSETS

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. In 1997, events and circumstances indicated that approximately $1.1 million of plant and equipment and associated costs in excess of fair value of net assets acquired had been impaired and accordingly were written down to their fair value. Although the carrying amounts of impaired assets may be recovered, there can be no assurance that sufficient undiscounted cash flows will be achieved. The Company will continue to evaluate the remaining long-lived assets based on future facts and circumstances.

     FOREIGN EXCHANGE FORWARD CONTRACTS

     Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in foreign currency exchange rates associated with certain amounts due to the Company which are denominated in foreign currency.

     The Company held contracts German for marks of approximately $2.3 million at December 31, 1996 associated with the loans to affiliate. Contracts outstanding at December 31, 1996 were settled in 1997. There were no open contracts at December 31, 1997.

     The gain resulting from the termination of these hedge contracts prior to their stated maturity are recognized at the termination date based upon the difference between the contract rate and prevailing rate on that date and is included in other income in the accompaning consolidated statement of operations.

     INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities.

     STOCK BASED COMPENSATION

     As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), the Company has elected to follow Accounting Principal Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise price of the option and the fair market value of the Company's common stock at the date of grant, recognized over the vesting period.

                             XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RESEARCH AND DEVELOPMENT

     The Company incurs research and development costs primarily related to developing enhancements and new service features for which technological feasibility is not established. Accordingly, these costs are expensed as incurred.

     EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any diluted effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where applicable, restated to conform to the FAS 128 requirements.

     REPORTING COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes new standards for the reporting and display of comprehensive income and its components in the financial statements. The adoption of FAS 130 will not effect results of operations or financial position, but will require cumulative translation adjustments, which currently would be reported in stockholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income. FAS 130 is effective for fiscal years beginning after December 15, 1997. The Company plans to adopt FAS 130 on January 1, 1998. If the Company adopted FAS 130 for the year ended December 31, 1997, the total of other comprehensive income (loss) items and comprehensive income (loss) (which includes net income) would be approximately ($3.5) million and $(2.0) million, respectively, and would be displayed separately.

     DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 established standards for reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997. The adoption of FAS 131 will have no impact on the Company's consolidated results of operation, financial position or cash flows.

     RECLASSIFICATIONS

     Certain December 13, 1996 balances have been reclassified to conform with the December 31, 1997 presentation.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1997

2.   OFFERS TO PURCHASE THE COMPANY

     The Company entered into an Agreement and Plan of Merger dated as of November 13, 1997 (the "Merger Agreement") with Premiere Technologies, Inc. ("Premiere") and Nets Acquisition Corp. ("Acquisition Sub"), a wholly-owned subsidiary of Premiere, under which Acquisition Sub would merge with and into the Company in a stock-for-stock merger transaction (the "Premiere Merger") which Premiere intends to qualify as a "pooling of interests" for accounting purposes and to qualify as a tax-free reorganization. Under the terms of Premiere's offer, each share of the Company's common stock would be converted into $34 of Premiere's common stock, subject to certain adjustments, with the precise exchange ratio to be based on the average trading price of Premiere's common stock prior to closing. The Merger is expected to close on February 27, 1998.

     The Merger Agreement contains certain conditions, including approval by the Company's stockholders of the Premiere Merger and Premiere's stockholders of the issuance of additional shares in the Premiere Merger and the receipt of required antitrust approvals.

     Concurrently with the execution of the Merger Agreement, certain stockholders of the Company, including the members of the Board of Directors, certain members of Senior Management (the "Management Buyers"), certain funds managed by Patricof & Co. Ventures, Inc. ("Patricof"), and David, Stuart and Robert Epstein (collectively, the "Epstein Family"), each entered into individual Stockholder Agreements (the "Stockholder Agreements"), dated as of November 13, 1997, with the Company and Premiere. Each Stockholder Agreement provides, among other things, that the stockholder party thereto will vote his or its shares, among other things, in favor of the merger of Acquisition Sub with and into the Company (the "Merger"), the approval of the Merger Agreement and the approval of certain amendments to the Company's certificate of incorporation. Pursuant to the Stockholder Agreements; each stockholder gave Premiere his or its irrevocable proxy to vote his or its shares, among other things, in favor of the matters referred to above and agrees to certain restrictions on transfer with respect to his or its shares.

     Prior to the execution of the Merger Agreement, the Company and Xpedite Acquisition Corp., a Delaware corporation ("Acquisition Corp."), whose stockholders include UBS Capital II LLC, Fenway Partners Capital Fund, L.P., and certain of their affiliates (collectively, the "Investors"), had entered into an Agreement and Plan of Merger dated as of August 8, 1997 (the "UBS Merger Agreement") under which Acquisition Corp. would merge with and into the Company for a cash purchase price of $23.25 per share of common stock, $0.01 par value per share (the "Common Stock") of the Company. The UBS Merger Agreement was terminated and in conjunction with such termination, the Company recognized a one-time pre-tax charge of approximately $9.5 million related to fees and expenses which were paid to Acquisition Corp. in accordance with the UBS Merger Agreement.

                             XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

3.   ACQUISITIONS

     On December 17, 1997, the Company acquired, directly or indirectly through a wholly-owned subsidiary of the Company, substantially all of the outstanding capital stock of Xpedite Systems Limited ("XSL"). The purchase price for the acquisition, including transaction costs, was approximately $87.8 million. The purchase price was funded with bank borrowings and an amount payable in 1998 to former owners of XSL of $5.2 million. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities assumed through this purchase have been recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included customer lists of $3,000,000. Costs in excess of fair value of net assets acquired of approximately $79.1 million are amortized on a straight-line basis over an estimated useful life of forty years. Subject to the completion of a closing date adjustment to purchase price calculated in accordance with the purchase agreement of XSL, the Company may be obligated to pay up to an additional (Pounds)1,823,708 (U.S. Dollar Equivalent of approximately $3 million based upon recent exchange rates). This amount has been recorded as a liability as part of the preliminary purchase price allocation. The results of operations of XSL from the date of acquisition to December 31, 1997 are consolidated in the overall results of the Company for the year ended December 31, 1997.

     In September 1996, the Company purchased the assets of one of its Nodal Partners in Korea, Posdata Company, Ltd. ("Posdata"), for a purchase price of approximately $2.5 million. Further, in December 1996, a subsidiary of the Company purchased from Pacific Star Services Pty Limited, a subsidiary of New Zealand's national telephone company, Pacific Star Communications, Ltd. ("PacStar"), the assets of PacStar's "Fax 2000" enhanced facsimile services business carried on in Australia. The purchase price for the Fax 2000 business was approximately $1.3 million. The Company also purchased a customer list from XSL for $1.3 million in March 1996.

     On November 20, 1995, the Company purchased all of the outstanding capital stock of Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave"). The purchase prices for the acquisitions, including transaction costs, were approximately $23,195,000, $41,540,000 and $11,340,000, respectively, which includes a total of $2,000,000 held in escrow for settlement of certain representations and warrantees. This escrowed amount was released to the sellers in 1997. A portion of the purchase prices were paid through the issuance of 1,249,000 shares of the Company's Common Stock valued at $18,267,000, and subordinated notes payable to the sellers of ViTel with a carrying value of approximately $4,908,000. The acquisitions were accounted for as purchases. Accordingly, the acquired assets and liabilities assumed through these purchases have been recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included $53,000,000 of in-process research and development costs, customer lists of $5,600,000, and purchased software of $2,700,000. Since the technological feasibility of the in-process research and development costs had not yet been established and the technology had no alternative future use at the acquisition date, the in-process research and development costs were immediately written-off and included in the results of operations as a non-recurring charge for the year ended December 31, 1995.

     A stockholder of the Company received $348,000 of fees for services provided in connection with the Swift, ViTel and Comwave transactions.

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997


3.   ACQUISITIONS (CONTINUED)

     The results of operations of the purchased business are included in the accompanying consolidated statements of operations from the dates of acquisition. Unaudited proforma results as if the acquisition of XSL had occurred on January 1, 1996 and the acquisitons of Swift, ViTel and Comwave occurred on January 1, 1995, which excludes the $53,000,000 write-off of in-process research and development costs, are as follows:

                                                 1997             1996             1995
                                            ---------------  ---------------  ---------------
      Net revenues........................     $194,014,000     $150,784,000     $107,099,000
      Income before extraordinary items...     $  4,995,058     $ 10,047,000     $  2,203,000
      Net income..........................     $  4,418,256     $ 10,047,000     $  2,203,000
      Diluted earnings per common share...     $       0.46     $       1.15     $       0.31

     The proforma results are not necessarily indicative of the results of operations that would have occurred had the acquisitions taken place at the beginning of the periods presented nor are they intended to be indicative of results that may occur in the future.

4.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                          DECEMBER 31,
                                                               ----------------------------------
                                                                     1997              1996
                                                               ----------------  ----------------

Land.........................................................       $    75,753       $    75,753
Building.....................................................         1,927,230           103,977
Equipment....................................................        37,154,570        26,135,687
Furniture and fixtures.......................................         3,434,182         3,537,759
Leasehold improvements.......................................         1,783,849         1,559,932
                                                                    -----------       -----------
                                                                     44,375,584        31,413,108
Less accumulated depreciation................................        18,975,842        10,912,682
                                                                    -----------       -----------
                                                                    $25,399,742       $20,500,426
                                                                    ===========       ===========

                                                       XPEDITE SYSTEMS, INC.
                                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                            (CONTINUED)
                                                         DECEMBER 31, 1997

5.    ACCRUED EXPENSES


     Accrued expenses consist of the following:
                                                                                 DECEMBER 31,
                                                                 ----------------------------------------
                                                                         1997                 1996
                                                                 --------------------  ------------------
Certain cost of service, inclusive of
  communication line charges...................................           $ 4,566,927          $3,042,458
Salaries and related benefits..................................             5,816,115           3,082,296
Professional Fees..............................................             3,990,162             669,904
Interest.......................................................               178,248              82,318
Other..........................................................               423,811           1,844,825
                                                                          -----------          ----------
                                                                          $14,975,263          $8,721,801
                                                                          ===========          ==========

6.    LONG-TERM DEBT-

     Long-term debt consists of the following:

                                                                            DECEMBER 31,
                                                         ------------------------------------------------
                                                                    1997                     1996
                                                         --------------------------  --------------------
          Revolving loan...............................              $ 129,600,000           $         -
          Term loan....................................                          -            31,750,000
          Notes payable to banks.......................                     92,290             2,951,057
          Notes payable to former owners of ViTel......                          -               208,549
                                                                     -------------           -----------
                                                                       129,692,290            34,909,606
          Less current maturities......................               (129,692,290)           (7,763,459)
                                                                     -------------           -----------

                                                                     $           -           $27,146,147
                                                                     =============           ===========

     On December 17, 1997 the Company entered into a credit agreement (the "Credit Agreement") with The Bank of New York and NationsBank, N.A. which provides a $150 million revolving credit facility (the "Revolver"), a $70 million portion of which is available for pounds sterling borrowings (the "Sterling Sublimit"). The Company and one of its wholly-owned subsidiaries can borrow under the Revolver. Borrowings on the Revolver were used to repay existing indebtedness of the Company, pay fees incurred in connection with this credit facility, fund the purchase price of XSL (see Note 3) and fund the purchase price of XSG (see Note 16).

     At the Company's option, the Revolver bears interest at either (a) the "Base Rate" plus an "Applicable Margin" or (b) the "Eurocurrency Rate" plus an "Applicable Margin" (as defined in the Credit Agreement). The Applicable Margin will be adjusted based on the Company's financial performance during the term of the Credit Agreement. The interest rate in effect at December 31, 1997 for "Base Rate" borrowings was 8.875% per annum and for "Eurocurrency Rate" borrowings was 7.5% per annum. Borrowings under the Credit Agreement become due and payable and the borrowing commitment terminates on December 16, 1998. Substantially all of the assets of the Company collateralize the Revolver. The credit agreement contains certain financial covenants which include "Consolidated EBITDA" compared to "Interest Expense" and "Consolidated Indebtedness" as compared to "Consolidated EBITDA" (as defined in the Credit Agreement). The Company was in compliance with the aforementioned financial covenants at December 31, 1997.

                             XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

6.   LONG-TERM DEBT- (CONTINUED)

     The Company entered into a credit agreement ("Old Credit Agreement") which provided a $40,000,000 term loan to finance the acquisition of Swift, ViTel, and Comwave in November 1995 (see Note 3). The term loan had scheduled payments in quarterly installments of $1,250,000 increasing periodically to $2,250,000 with a final payment in August 2001. Amounts outstanding under this credit agreement were paid off in full in 1997 with funds from borrowings on the Revolver.

     The notes payable to banks consists of borrowing under two lines of credit in the combined amount of (Yen)60,000,000 (U.S. Dollar Equivalent of approximately $460,000 at December 31, 1997) payable to Japanese banks bearing interest at rates ranging from 2.4% to 3.8%. Principal and interest is payable monthly or quarterly through September 1998.

     The carrying amount of the Company's borrowings approximates the fair value.

     Costs incurred in connection with obtaining the Revolver totaled approximately $1,186,000 and are included in other assets in the accompanying consolidated balance sheet. These costs are amortized on a straight line basis over the life of the credit agreement. Accumulated amortization totaled $42,000 at December 31, 1997. Unamortized debt issue costs of $576,802 (net of income tax benefit of $384,535) related to the Old Credit Agreement were written-off in full and recorded as an extraordinary item in the consolidated statement of operations for the year ended December 31, 1997. Debt issuance cost amortization related to the Old Credit Agreement for 1997 was $240,000.

7.   INCOME TAXES

     The components of income tax expense (benefit) attributable to income
(loss) before extraordinary item for the years ended December 31, 1997, 1996 and 1995 are:

                                       1997             1996              1995
                                 --------------  ---------------  -----------------
     Federal:
       Current                    $   35,202       $4,898,356        $ 3,971,390
       Deferred                      (45,053)        (111,550)        (2,050,400)

     State and local:
       Current                        20,998        1,159,000            782,200
       Deferred                      (18,312)         (73,907)            37,700

     Foreign:
       Current                     1,015,227        1,718,215                  -
       Deferred                      399,033         (470,943)                 -
                                  ----------       ----------        -----------
                                  $1,407,095       $7,119,171        $ 2,740,890
                                  ==========       ==========        ===========

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

7.   INCOME TAXES (CONTINUED)

     The reconciliation of income taxes computed at the U.S. statutory federal tax rate to income tax expense attributable to income (loss) before extraordinary item for the years ended December 31, 1997, 1996 and 1995 are:

                                             1997                   1996                     1995
                                     --------------------  ----------------------  ------------------------
                                       AMOUNT    Percent      Amount     Percent      Amount       Percent
                                     ----------  --------  ------------  --------  -------------  ---------
Tax expense (benefit) at U.S.
    statutory rate.................  $1,196,031     34%      $6,143,421      35%    $(14,900,000)     (34%)
Write-off of in process
    research and development.......          --     --               --      --       18,020,000       41
State income taxes, net of
    federal income tax benefit.....       1,773    (25)         753,023       4          541,000        1
Reduction in valuation
    allowance......................          --     --         (192,700)     (1)      (2,279,000)      (5)
Other items........................     209,291     31          415,427       2        1,358,890        3
                                     ----------    ---       ----------      --     ------------      ---
Income tax expense.................  $1,407,095     40%      $7,119,171      40%    $  2,740,890        6%
                                     ==========    ===       ==========      ==     ============      ===

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

                                                     1997                1996
                                              ------------------  -------------------

Reserve for allowances and doubtful
 accounts...................................        $   896,000            $  944,000

Accruals and reserves.......................          1,133,000             1,286,000
Future tax benefits of net operating
  loss carryforwards........................          1,750,000             1,554,000
                                                    -----------            ----------
Gross deferred tax asset....................          3,779,000             3,784,000
                                                    -----------            ----------

Deferred tax liabilities:
  Fixed assets..............................          1,597,000             1,019,000
  Intangibles...............................          3,360,000             2,614,000
  Other liabilities.........................                  -                59,000
                                                    -----------            ----------
Gross deferred tax liability................          4,957,000             3,692,000
                                                    -----------            ----------

Net deferred tax asset (liability)..........        $(1,178,000)           $   92,000
                                                    ===========            ==========

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997


7.   INCOME TAXES (CONTINUED)

     Pretax income (loss) before extraordinary item from the Company's domestic operations totaled approximately $(.4) million, $13.8 million and ($44.0) million at December 31, 1997, 1996 and 1995, respectively. Pretax income from the Company's foreign operations totaled approximately $3.9 million, $3.7 million and $200,000 at December 31, 1997, 1996 and 1995, respectively.

     The Company has recorded a deferred tax asset of $1,750,000 at December 31, 1997, reflecting the benefit of domestic and foreign loss carryforwards of $4,695,000 and $154,000, respectively. These losses will expire in varying amounts between 2001 and 2007 if not fully utilized. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.

     As a result of certain transactions involving the Company's stock, an ownership change, as defined in Section 382 of the Internal Revenue Code, occurred in 1992. Consequently, future utilization of the Company's federal net operating loss carryforwards are subject to an annual limitation of approximately $644,000.

      The Company has unremitted foreign earnings of approximately $5.9 million at December 31, 1997. It is the Company's intention to permanently reinvest those earnings in its foreign operations. Accordingly, no federal deferred taxes have been provided on those earnings. If such earnings were to be remitted, it is possible there would be withholding taxes (although not readily determinable) on such remittances.

8.   COMMITMENTS AND CONTINGENCIES

     The Company leases office space and office equipment under long-term lease agreements. The obligations related to the leasing of equipment, are classified as capital leases. Equipment under capital leases totaled $524,000 and $610,000, net of accumulated depreciation, at December 31, 1997 and 1996, respectively.

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

8.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The leases of real property are classified as operating leases and expire through 2004. These leases are subject to increases in property taxes and maintenance costs.

     The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1997:

                                                         CAPITAL
                                                         LEASES           OPERATING LEASES
                                                         -------          ----------------

1998............................................          $271,601              $2,766,966
1999............................................           168,590               2,026,324
2000............................................            55,102               1,531,980
2001............................................            35,157               1,162,923
2002............................................            23,438                 721,987
Thereafter......................................                 -                  80,292
                                                          --------              ----------
Total minimum lease payments....................           553,888              $8,290,472
                                                                                ==========
Less amount representing interest...............
                                                           (39,465)
                                                          --------
Present value of minimum lease
 Payments.......................................
                                                           514,423
Less current portion............................           243,848
                                                          --------
                                                          $270,575
                                                          ========

     Rent expense totaled $2,941,194, $3,257,102 and $1,201,632 for 1997, 1996 and 1995, respectively.

     The Company is involved in litigation, as a defendant, incidental to the conduct of its business. It is the opinion of management, after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on the accompanying financial statements.

9.   BENEFIT PLANS

     In January 1996, the Company established an incentive stock option plan for its officers and employees (the "1996 Plan"). A total of 750,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1996 Plan.

     In November 1993, the Company established an incentive stock option plan for its officers and employees (the "1993 Plan"). A total of 450,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1993 Plan.

     The 1992 Incentive Stock Option Plan (the "1992 Plan") was approved by the Board of Directors in 1992 and authorized the issuance of up to 715,696 options.

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

     Additionally, in April 1996, the Company reserved 200,000 shares of Common Stock for issuance pursuant to options which may be awarded to certain executive officers of the Company under the Officers' Contingent Stock Option Plan (the "Plan"), upon achievement of certain performance targets. In July 1996, the Company granted 92,500 of such options, at a purchase price of $0.00 per share. Compensation expense related to these grants, calculated at the fair market value of the Company's Common Stock at the date of grant, to be recognized over the vesting period of 48 months, total $2,036,474. The Company has recognized compensation expense of $94,069 in 1996 and of $410,437 in 1997. These options expire on April 21, 2006.

     In April 1997, the Company adopted resolutions to amend the Plan to eliminate the unawarded "second tranche" of 100,000 options, and in lieu thereof, in the event of a merger or consolidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition by any party of 51% or more of the Company Common Stock or a liquidation or dissolution of the Company following which the Company's business is conducted by another entity, cash bonuses were to be payable to senior, mid-level and low-level management and staff of the Company (the "Bonus Plan"). The Bonus Plan was subsequently terminated, in November 1997.

     During 1993, the Company issued 7,000 stock warrants to a consultant to purchase shares of Common Stock at a purchase price of $0.50 per share. These warrants expire December 31, 1999. Also during 1993, the Company issued 5,000 stock warrants to a stockholder of the Company to purchase shares of Common Stock at a purchase price of $7.00 per share. These warrants expire November 16, 2003.

     In April 1996, the Company issued warrants to members of the Board of Directors to purchase 125,000 shares of Common Stock at a purchase price of $17.50 per share. In 1996, 8,334 warrants were forfeited due to the resignation of a Board member. The remaining 116,666 warrants were all outstanding at December 31, 1997.

     FASB 123 requires pro forma information regarding net income and earnings per share as if the Company has accounted for its employee stock options and purchased by employees in connection with the Stock Option Plan ("equity awards") under the fair value method of FAS 123. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: for 1996, risk-free interest rates of between 6.07% and 6.17%; expected volatility of 0.55; expected option life of five years from vesting and an expected dividend yield of 0.0%; for 1997, risk-free interest rates of between 5.70% and 5.87%; expected volatility of 0.48; expected option life of five years from vesting and an expected dividend yield of 0.0%.

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

9.   BENEFIT PLANS (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options vesting period. The Company's pro forma information is as follows:

                                                               1997               1996
                                                          ----------------    --------------
    Pro forma net (loss) income.......................        $27,647           $9,548,461
    Pro forma basic (loss) earnings per share of
    common stock......................................        $  0.00           $     1.11

     Stock option plans' activity is summarized as follows:

                                                                YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------------------------------
                                                1997                       1996                      1995
                                      ------------------------  --------------------------  ----------------------
                                                    WEIGHTED                   WEIGHTED                 WEIGHTED
                                                    AVERAGE                    AVERAGE                  AVERAGE
                                                    EXERCISE                   EXERCISE                 EXERCISE
                                       OPTIONS        PRICE       OPTIONS       PRICE        OPTIONS      PRICE
                                      ----------   ----------    ---------  ---------------  -------   ----------
Outstanding at beginning
  of year...........................  1,007,245      $10.46         803,963      $ 8.10      675,420     $ 6.23
Canceled............................    (32,366)     $15.56         (33,476)     $16.04       (6,319)    $13.46
Granted.............................     25,000      $18.63         383,100      $12.62      170,600     $14.18
Exercised...........................   (256,073)     $ 5.63        (146,340)     $ 1.87      (35,738)    $ 0.78
                                      ---------                   ---------                  -------
Outstanding at end
  of period.........................    743,806      $12.18       1,007,245      $10.46      803,963     $ 8.10
                                      =========      ======       =========      ======      =======     ======

Exercisable at end of year..........    463,662      $11.81         501,018      $ 9.37      397,943     $ 7.44
                                      =========      ======       =========      ======      =======     ======
Weighted average fair
  value of options granted
  during the year...................                 $18.63                      $13.35                  $10.24
                                                     ======                      ======                  ======


  Stock options outstanding at December 31, 1997 are summarized as follows:

                                                              WEIGHTED AVERAGE
     RANGE OF EXERCISE           OUTSTANDING OPTIONS AT          REMAINING           WEIGHED AVERAGE
          PRICES                   DECEMBER 31, 1997          CONTRACTUAL LIFE        EXERCISE PRICE
     -----------------           ----------------------      ------------------     ----------------
     $  0.00 - $  0.00                    87,812                     7.3                $ 0.00
     $  0.50 - $  0.50                    73,860                     4.7                $ 0.50
     $  3.00 - $  3.42                     2,750                     5.6                $ 3.00
     $  7.00 - $  7.00                       282                     5.8                $ 7.00
     $ 13.75 - $ 17.50                   554,102                     7.4                $15.11
          $18.63                          25,000                     9.2                $18.63

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

9.   BENEFIT PLANS (CONTINUED)

     The Company has a defined contribution 401(k) plan (the "Plan") which allows all eligible employees to defer a portion of their income through contributions to the Plan. Under the terms of the Plan, the Company contributes an amount equal to 50% of the employee's elective deferrals up to 5% of the total annual compensation paid to the Plan participant. The Company's expense under the Plan for 1997, 1996 and 1995 was $881,318, $629,054 and $228,294,
respectively.

10.  PUBLIC OFFERING

     In August 1996, the Company completed an offering of 720,000 shares of its common stock, at a price of $18.75 per share, less underwriting discounts and commissions. Of the total shares sold, the Company issued 550,000 shares and certain stockholders of the Company ("Selling Stockholders") sold 170,000 shares. In September 1996, the underwriters exercised their over-allotment option, resulting in the issuance by the Company of an additional 82,500 shares of common stock, and the sale of an additional 25,500 shares by the Selling Stockholders. Proceeds to the Company from this offering, net of underwriting fees, amounted to $11.2 million, of which $3.4 million was used to repay debt and the balance was used for other expenses related to the offering, working capital and general corporate purposes.

11.  SYSTEM AND MARKETING AGREEMENTS

     The Company has entered into "put" and "call" arrangements relating to the outstanding shares of each of XSL, Xpedite Systems, GmbH ("XSG") and Xpedite Systems, S.A. ("XSSA"). The purchase prices payable in connection with the exercise of such "put" or "call" options is based on, among other things, the achievement of certain financial results as set forth in the put and call agreements. The Company currently has an ownership interest of 18.8% in XSSA.

     XSSA has not met the minimum amount of earnings necessary for the put or call option to be exercisable, and therefore, due to the uncertainties as to the ability of XSSA to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next twelve months. However, assuming that XSSA achieves the minimum amount of earnings of $1.0 million (at current exchange rates) and utilizing the Company's stock price and earnings as of the twelve months ended December 31, 1997, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $13.1 million. The actual amount of the purchase price will more than likely differ from this amount due to (1) the variable factors used to determine the purchase price; and/or (2) the possibility of changes in the Company's capital structure, and/or its continued status as a publicly traded company.

     If exercised, the purchase price payable in connection with the "put" and "call" option with respect to XSSA is payable in any combination of cash, negotiable securities or Common Stock of the Company, at the Company's option. In addition to the foregoing, the Company may purchase XSSA pursuant to negotiations with the stockholders thereof.

     If and when the put and call options are exercised, the investment in XSSA will be accounted for either on the equity method of accounting or will be consolidated, depending on the Company's percentage of ownership.

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

12.  SEGMENT DATA AND GEOGRAPHIC INFORMATION

     The Company operates in one industry segment. The following table presents financial information based on the Company's geographic segments for the years ended December 31, 1997 and December 31, 1996:

                                                   NET                OPERATING             IDENTIFIABLE
1997                                            REVENUES               INCOME                  ASSETS
----                                       -------------------  ---------------------  ----------------------
North America............................        $115,172,245            $   325,011            $ 79,033,624
Far East.................................          41,223,692              2,833,009              12,625,367
Europe...................................          13,086,611              1,021,705             105,393,117 (a)
Eliminations.............................          (3,330,024)            (1,376,669)             (1,570,854)
                                                 ------------            -----------            ------------
Total....................................        $166,152,524            $ 2,803,056            $195,481,254
                                                 ============            ===========            ============

                                                   NET               OPERATING             IDENTIFIABLE
1996                                            REVENUES               INCOME                 ASSETS
----                                       -------------------  --------------------  ----------------------
North America............................        $ 95,354,186           $18,042,752             $65,846,412
Far East.................................          25,785,599               769,793              15,788,779
Europe...................................          13,000,865             2,833,778               9,918,090
Eliminations.............................          (4,292,999)           (1,193,533)               (361,693)
                                                 ------------           -----------             -----------
Total....................................        $129,847,651           $20,452,790             $91,191,588
                                                 ============           ===========             ===========

(a) The increase in 1997 from 1996 is primarily due to the acquisition of XSL in 1997.

13.  RESTRUCTURING & OTHER SPECIAL CHARGES

     Restructuring:

     In the fourth quarter of 1997, the Company announced the closure of one of the Company's facilities located in the United Kingdom. The Company recorded restructuring charges of approximately $1,148,000 related primarily to: (i) a severance accrual for the termination of approximately 20 employees, of $471,000 of which none has been paid as of December 31, 1997; and (ii) an impairment of the fixed assets used at the facility of $677,000.

     Costs in excess of fair value of net assets acquired and equipment write-down:

     In the fourth quarter of 1997, the Company initiated a plan to migrate the customers which are currently serviced by equipment purchased in the acquisition of Comwave in 1995 to another system used to service the Company's customers. The Company plans to complete this migration of its customers in the second quarter of 1998. Accordingly, the Company recorded a charge to "Restructuring & other non-recurring charges" for the write-down of the unamortized portion of the costs in excess of fair value of net assets acquired which was recorded in connection with acquisition of Comwave and of the Comwave equipment totaling $1,137,000. There is no alternative future use or market for the assets which were written down.

     Reserve for Litigation Settlement:

     In the fourth quarter of 1997, the Company recorded a $150,000 charge to reflect the estimated impact of a settlement of litigation matters and related expenses.

                              XPEDITE SYSTEMS, INC.

                              DECEMBER 31, 1997

     OTHER CHARGES:

     In connection with the offers to purchase the Company (see Note 2), the Company incurred professional fees and other costs. In the fourth quarter of 1997, the Company recorded a charge of approximately $4,715,000 related to these items.

14.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for income (loss) before extraordinary item:

                                                   1997        1996           1995
                                                ----------  -----------  -------------
Numerator:
   Numerator for basic earnings (loss) per
   share before extraordinary item              $2,110,643  $10,433,462   ($46,563,944)
                                                ==========  ===========  =============

   Numerator for earnings (loss) per share
   assuming dilution before extraordinary
   item after assumed conversions               $2,110,643  $10,433,462   ($46,563,944)
                                                ==========  ===========  =============

Denominator:
   Denominator for basic earnings per
      share---weighted-average shares            8,993,740    8,179,588      6,982,200
                                                ==========  ===========  =============

   Effect of dilutive securities:
     Employee stock options
     and director warrants                         554,274      536,727              -


   Dilutive potential common shares                554,274      536,727              -
                                                ==========  ===========  =============
   Denominator for earnings (loss) per
     share assuming dilution                     9,548,014    8,716,315      6,982,200
                                                ----------  -----------  -------------

Basic earnings (loss) per share                 $     0.17  $      1.28  $       (6.67)
                                                ==========  ===========  =============

Earnings (loss) per share  assuming dilution    $     0.16  $      1.20  $       (6.67)
                                                ==========  ===========  =============

15.  DISCLOSURE ON YEAR 2000 (UNAUDITED)

     Given the preliminary work that the Company has completed to date, the distributed architecture of the Company's operating system and wide use of industry standards and software, the Company has every reason to believe that its services will not be seriously affected by the Year 2000 issues. A project to provide a detailed review of all aspects of its system, including a test of running the system into Year 2000, has been initiated. The Company anticipates that the testing phase of this project will be completed by mid-year 1998. The results of that review will be to identify problems which the Company's operating system is likely to experience. In the event that this review identifies any problem, the remedial work will be scheduled for completion prior to the end of 1999. The Company expects the overall costs of this project to be less than $1 million. This estimate includes internal costs, but excludes the costs to upgrade and replace systems in the normal course of business. The Company does not expect this project to have a significant effect on operations. As of December 31, 1997, costs less than $100,000 have been incurred and expensed.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1997

16.  SUBSEQUENT EVENTS

     In January 1998, the Company acquired, directly or indirectly through a wholly owned subsidiary of the Company, approximately 76.7% of the issued share capital of XSG and indebtedness of XSG to its former majority shareholder. The purchase price for the acquisition including transaction costs was approximately $13.3 million, which included the forgiveness of the $3.2 million loan to XSG. Together with the 19.9% of the issued share capital of XSG previously owned by the Company, the Company owned approximately 96.6% of the issued share capital of XSG upon closing. In addition the Company purchased the remaining 3.4% of the issued share capital of XSG on February 17, 1998, for approximately $576,000. The purchase price was funded with bank borrowings.

     The Company had entered into a firm commitment to purchase the remaining issued share capital of XSG on December 17, 1997. The acquisition will be accounted for as a purchase. Accordingly, the acquired assets and liabilities assumed through this purchase will be recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included customer lists estimated to be $1,000,000 and costs in excess of net assets acquired of approximately $14 million. Prior to the acquisition of a majority of the issued share capital of XSG in January 1998, the Company accounted for its investment in XSG on the cost method. Upon completion of the acquisition, the Company would be required to apply the equity method of accounting related to its 19.9% ownership interest in XSG prior to the merger. XSG's accumulated deficit as of December 31, 1997 was approximately DM 6 million (U.S. Dollar equivalent of approximately $3.3 million using December 31, 1997 exchange rates).